EXHIBIT 99.2

Earnings Conference Call February 21, 2006

Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I need to brief all of you on “Forward Looking Statements.”

Forward Looking Statements

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for 4th quarter and full year, 2005. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

The results of the fourth quarter confirm once again that our strategies are working worldwide. Even though the fourth quarter is traditionally a strong quarter, we were especially pleased with the strong second half of the quarter, resulting in our seventh consecutive quarterly increase in revenues. The increases in revenues have been combined with increases in operating productivity and margins. Revenues for the 4th Quarter were $17, 519,000, up 32% sequentially over 3rd Quarter 2005, and an 88% increase over the comparable 4th Quarter of 2004. Revenues for full year 2005 vs. 2004 were up 83%.

New accounts continued to grow during the 4th Quarter. During the quarter we sold an additional 251 new accounts, including 21 new banks, and 230 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts and many of the new bank customers were generated through our distributor and reseller partners. Program-to-date we have signed 45 distributors who, in turn, service a network of over 1,500 resellers.

For full year 2005, we sold 821 new accounts including 89 new banks and 732 new Corporate Network Access accounts. Comparatively, for all of 2004, we produced 543 new accounts, including 70 banks and 473 corporate customers.

We now have over 440 banks and over 2,300 network access accounts including corporations, federal, state and local governments as customers located in over 100 countries around the world.

VASCO’s Sustainable, Repeatable Sales Model:

For 12 quarters now, I have sung the same song. Namely, that VASCO has developed a sustainable, repeatable sales model. Our bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed towards large corporate and consumer audiences and are rolled out over 2-4 years. Many of our bank customers secure their orders with firm 12-month Purchase Orders giving us great visibility for our future revenue flow. The 228 total new bank customers we signed in 2003, 2004, 2005, are now in various stages of their 2-4 year roll-out’s, adding to the sustainable, repeatable revenue flow that we see from other long-standing banking customers, some going back to 1987. This has created a “layering or stacking effect” and is driving our top line revenue and guidance.

Full-Option, ALL-Terrain Model:

This is VASCO’s new strategy. We will still maintain the “high volume, high-quality, low cost producer” strategy that has driven our business so rapidly. However, in order to further penetrate and protect our existing and growing customer base, our plan is to offer a compelling and flexible platform that supports not only our own growing array of strong authentication products, but also those of our partners, as well. This will include not only our traditional Digipass “Hardware authentication products,” but also a discrete selection of alternative authentication products that can be easily deployed to an ever-growing number of users across a broad number of vertical markets and industries. This new and revised strategy will continue to drive our units and revenue. You will hear more about our new product strategy during Jan Valcke’s presentation later in this call.

We sold and shipped approximately 2.4 million Digipass units during 4th Quarter 2005, once again demonstrating the effectiveness our strategies, focus and execution. If you looked back over the last seven quarters, you would see that the quantity of Digipass units shipped has increased in each successive quarter with the most significant ramp up in volume beginning the fourth quarter of 2004. In Q4 2004, we shipped more than one million units for the first time in the Company’s history. Program-to-date, approximately 20 million Digipass units have been sold and shipped through year end 2005, excluding an estimated 2.5 million units sold by AOS prior to our acquisition. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company’s products.

Strategically, VASCO will continue to focus on retail and consumer audiences, those individuals that are doing on-line financial transactions of all types. These could be Internet consumers using an EMV smart card. These could be B-to-C users of all sorts, including wagering, auction, and subscription services. And, of course, there will be a growing number of banking customers doing their on-line banking in a safe and secure environment. In a growing number of countries around the world, most recently in Hong Kong, governments and associations are demanding that their financial institutions deploy strong, two-factor authentication. VASCO will continue to benefit from this trend.

As everyone is aware now, a very strong banking industry directive was issued on October 12th here in the United States by the FFIEC, an umbrella group of regulators that includes the FDIC. The FDIC has distributed “guidance” to all of its Supervised Banks (Commercial and Savings).

This “guidance” is not as crystal clear as it is in Honk Kong. In Hong Kong they are explicit, they require banks to deploy to every customer, two-factor authentication, a user name and a physical device – a security token, a USB Stick, a smart card. The FDIC guidance is more interpretive. They suggest that every bank perform a security assessment on every application to determine what they think is appropriate. The recent announcement of our new strategy, Full-Option, All-Terrain security is an acknowledgement that the banking market will adopt a wide-range of security solutions. With our broader, discrete layers of security, we are prepared to meet the security requirements of the banks at the level they believe is appropriate.

In order to maximize our results in the banking market, we will continue to focus on the largest banks directly with our own sales organization. Around the world, we have found great success working with agents and resellers as partners in countries where we do not have a direct presence. When opportunities present themselves through those partners, we leap into action, immediately deploying VASCO troops to the scene of the action. In other countries, including the United States, we work with partners like Fiserv/ITI, large IT banking outsourcers who resell VASCO’s products to their existing customers, making it possible for us to reach thousands of small and mid-sized community banks and their millions of Internet banking clients.

Introduce Jan Valcke:

At this time I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan congratulations to you and your team on another great quarter.

Comments By Jan

Thank you, Ken.

Ladies and gentlemen, at the beginning of 2003, VASCO became successful because of its focus on strong authentication. We were good at what we were doing, and the market appreciated that.

Now, three years later, we are the global number 1 provider of strong authentication products.

On the client side, there are four authentication technologies:

—	password technologies, including TAN and scratch lists, q&a sessions, matrix cards, etcetera

—	one-time password technologies, VASCO’s stronghold, its successful hardware- and software Digipass family

—	Certificates/PKI

—	Biometrics

VASCO integrates the 4 authentication technologies on one, unique platform, VACMAN Controller.

VACMAN Controller is the backbone of our success, the core product that the end-user doesn’t see. It is an easy to install, easy to maintain server authentication product that supports over 15 algorithms, all operating systems, and the four client authentication products we have discussed before.

VACMAN Controller is embedded into the security and Internet infrastructures of over 100 solution partners. VACMAN Controller is also the core of VASCO’s Identikey Server, an authentication server product for the enterprise security and banking sector.

VASCO has built its leadership position in the dynamic password segment. During 2005, VASCO has reached the impressive amount of 20 million Digipass sold and delivered. In total, VASCO has sold over 7 million Digipass during the year 2005.

Digipass has started back in the early nineties as a product that was only distributed to selected corporate banking customers. It has now become a mass product for retail banking and other sectors. And with over 440 banks using our products, we are well equipped to cater all our customer’s needs in the Digipass sphere. We truly are The authentication company.

The next step in our success story was to adapt our product strategy to allow us to win those markets out of the reach of the hard- or software Digipass products. We mean for example the highly secure USB protected certificate and PKI applications. But also the password technologies for people who buy a book a couple of times a year, who want to check their frequent flyer miles and book airplane tickets. We are not leaving our very successful product strategy, we will stay the Authentication Company. However, we add new products to our offerings. That way we become the full option, all-terrain authentication company.

With “full option”, we mean that VASCO’s Digipass Controller can support passwords, one-time passwords, certificates and biometrics. Contrary to some, VASCO does not believe in hype, and gives clear target dates for every one of those technologies.

VASCO is already world leader in the dynamic password and digital signature field, with its famous Digipass product line.

Starting Q2 2006, VASCO will support alternative password technologies. In Q1, we already won a first bank that will use VACMAN Controller to calculate codes that will be printed on a paper based TAN-lists.

Later this year, VASCO will add certificate/PKI client products to its product lines.

The announcement of our product partnership with the company Eutron from Italy was a first action in this field.

Depending upon market conditions, demand and the necessary development of technological infrastructure, VASCO will also be active in the biometrics sphere.

VASCO doesn’t believe in biometrics as a stand-alone online authentication technology, but as an add-on for the current two-factor authentication standards, making the leap to three-factor authentication.

VASCO’s R&D resources are fully focusing on all four above mentioned technologies.

“All-terrain” stands for the sectors, the professions using VASCO’s Digipass and VACMAN products. All VASCO’s Digipass products are developed to meet and surpass the banking sector’s stringent security criterions. In a later phase, these banking-level security products are introduced in other sectors. Currently, VASCO’s products are used in between 50 and 100 vertical applications, including online brokerage, e-government, e-gaming, automotive, sports, airline industry, travel, manufacturing industry and … banking.

By becoming the full-option, all-terrain authentication company, VASCO gives a strong signal to its customers, prospects and partners. They can rest assured that VASCO will be able to offer them best-of-breed authentication products now and in the future. Customers will also be able to choose the authentication solutions that are best suited for them, their customers, their budget and their market. VASCO will offer “à la carte” authentication, from fast food to haute cuisine.

To cater our customer’s needs, we need a tight service network. Therefore, VASCO has accelerated its hiring program. At the end of Q3, VASCO had over 110 employees. On December 31, we had 128 people working for us. I think that we have proven this quarter that we can grow without endangering our profitability.

Thank you.

Ken Hunt Introduce Cliff Bown:

At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:

As noted earlier by Ken, revenues for the fourth quarter and full year of 2005 were $17.5 million and $54.6 million, respectively, an increase of $8.2 million or 88% over the fourth quarter of 2004 and an increase of $24.7 million or 83% over the full-year of 2004. Revenues for the quarter and full-year included $1.2 million and $4.5 million, respectively, net of purchase accounting adjustments, from AOS-Hagenuk, which was acquired in February 2005. Revenues for AOS before purchase accounting adjustments for the quarter and full-year were $1.2 million and $5.0 million, respectively. Excluding the revenue from AOS, our revenue grew 76% over the fourth quarter and 67% over full-year of 2004.

Revenue for the fourth quarter of 2005 was 32% higher than the third quarter of 2005 if you include the AOS revenue and 35% higher than Q3 of 2005 if you exclude the AOS revenue.

Compared to 2004, the increase in revenue for the fourth quarter and full-year reflected significant increases from both the Banking and the Corporate Network Access markets. Revenues in the fourth quarter of 2005 from the Banking and the Corporate Network Access markets increased 101% and 34%, respectively. Revenues for the full-year of 2005 from the Banking and the Corporate Network Access markets increased 95% and 32%, respectively.

The distribution of our revenue in the fourth quarter of 2005 between our two primary markets was approximately 87% from the Banking and 13% from the Corporate Network Access. In the fourth quarter of 2004, approximately 82% came from the Banking and 18% came from Corporate Network Access.

The geographic distribution of our revenue in the fourth quarter of 2005 was approximately 65% from Europe, 5% from the U.S., 13% from Asia and the remaining 17% from other countries. It should be noted that revenue from each of the primary geographic areas, Europe, the United States and Asia, increased in the fourth quarter 2005 as compared to the fourth quarter of 2004. For the fourth quarter of 2004, 89% of the revenue was from Europe, 7% was from the U.S. and 4% was from other countries.

The geographic distribution of our revenue for the full-year of 2005 was approximately 72% from Europe, 7% from the U.S., 12% from Asia and the remaining 9% from other countries. For the full-year of 2004, 81% of the revenue was from Europe, 10% was from the U.S., 2% from Asia and 7% was from other countries. As was the case for the fourth quarter, revenue from each of our primary geographic areas increased for the full-year of 2005 as compared to the full-year of 2004.

Gross profit as a percentage of revenue for both the fourth quarter and full-year of 2005 was approximately 63% and compares to 65% and 69% for fourth quarter and full-year of 2004, respectively. The decline in gross profit as a percentage of revenue in 2005 compared to 2004 in both the quarter and full-year was primarily related to a lower average sales price, partially offset by lower average cost of product produced. The lower sales price reflects the increase in the size of deployments to our customers.

As has often been noted previously, our strategy of being the high-volume, high-quality, low-cost producer has positioned the company to compete effectively for the larger deployments of tokens, especially in the consumer market, and has resulted in significant increase in the number of tokens sold in each of the last four quarters. VASCO shipped approximately 2.4 million tokens in the fourth quarter 2005, which was 127% greater than the fourth quarter of 2004. For the full-year 2005, VASCO shipped approximately 7.3 million tokens, which was 159% greater than for the full-year 2004. The average selling price per token, including related software, was approximately $7.22 for the fourth quarter of 2005 and $7.44 for the full-year of 2005. In 2004, the average selling price per token, including related software was approximately $8.70 for the fourth quarter of 2004 and $10.54 for the full-year. As you will hear in a moment, the decline in average sales price and related gross margin have been more than offset by a decline in operating expenses as a percentage of revenue, all of which has resulted in an increase in operating profits, both in absolute dollars, as well as a percentage of revenue.

Operating expenses for the fourth quarter of 2005 were $6.8 million, an increase of $2.3 million or 50% from the fourth quarter of 2004. Operating expenses for the quarter included $539,000 related to AOS, of which $54,000 related to the amortization of intangibles assets arising from the acquisition. Excluding the AOS expenses, operating expenses for the quarter increased 39% over the fourth quarter of 2004.

Operating expenses for the full-year of 2005 were $23.5 million, an increase of $8.3 million or 55% from the full-year of 2004. Operating expenses included $2.3 million related to AOS, of which $367,000 were related to the amortization of intangibles assets arising from the acquisition. Excluding the AOS expenses, operating expenses for the year increased 40% over the full-year of 2004.

In addition to the expenses related to AOS, operating expenses increased in each of the three major categories, sales and marketing, research and development, and general and administrative when compared to the fourth quarter and full-year in 2004. The majority of the increases in expenses was in the sales and marketing area and were related to the Company’s increased investment is sales staff and marketing programs.

It should be noted that while overall operating expenses increased, operating expense as a percentage of revenue declined. For the fourth quarter of 2005, operating expenses as a percentage of revenue were 39%, an improvement of 9.8 percentage points from the 48.8% reported for the fourth quarter of 2004. For the full-year of 2005, operating expenses as a percentage of revenue were 43.0%, an improvement of 7.7 percentage points from the 50.7% reported for the same period of 2004. As Ken has often mentioned in the past, we believe that the decline in operating expenses as a percentage of revenue reflects the leverage, or opportunity for improved operating productivity, that is in the Company’s business model. By working through the distributor and reseller network and also as a result of selling larger quantities related to consumer applications, the Company is able to support higher levels of revenue without commensurate increases in its expense base.

Operating income for the fourth quarter of 2005 was $4,208,000, an increase of $2,715,000, or 182%, from the $1,493,000 reported in the fourth quarter of 2004. Operating income for the full-year of 2005 was $10,953,000, an increase of $5,401,000, or 97%, from the $5,552,000 reported in the full-year of 2004.

Operating income as a percent of revenue, or operating margin, was approximately 24% for the quarter and 20% for the full-year of 2005 and is 8.0 percentage points and 1.5 percentage points higher, respectively, than the same periods of 2004. The increase in operating margin is attributable to the reduction in operating expenses as a percentage of revenue partially offset by the decline in gross margins.

As we look forward, and as has been mentioned in previous calls, we plan to invest a portion of our increased operating profit in discretionary programs that will increase our sales and marketing capability, and over time, are expected to generate incremental revenues from new geographic regions or increase our penetration in existing markets.

Other income/expense was expense of $7,000 for the fourth quarter 2005 compared to expense of $538,000 for the same period in 2004. For the full-year 2005 other income/expense was income of $506,000 compared to expense of $539,000 for full-year 2004. The increase in other income and expense is primarily due to differences in exchange gain and losses that resulted from the combination of our increasing U.S. Dollar net asset position and the change in the exchange rate between the Euro and the U.S. dollar. In the May 2005, the Company initiated a program to hedge the income statement exposure to transactions gains or losses resulting from changes in currency rates.

The Company reported income tax expense of $1,276,000 and $3,827,000 for the fourth quarter and full-year of 2005, respectively. In 2004, the Company reported income tax expense of $471,000 and $1,880,000 for the fourth quarter and full-year, respectively. The effective tax rate was 30% for the fourth quarter and 33% for the full-year of 2005. The effective tax rate for the fourth quarter and full-year of 2004 was 48% and 37%, respectively. The rates reflect the company’s earnings by tax jurisdiction and the lower rates in 2005 reflect an increase in earnings in countries in which the Company has net operating loss carryforwards that have been fully reserved for book purposes in prior periods.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $4.5 million and $12.5 million for the fourth quarter and full-year of 2005, respectively. EBITDA in 2005 reflects an improvement of $3.3 million or 276% from the fourth quarter of 2004 and an improvement of $6.8 million or 118% for the full-year of 2004. The fourth quarter of 2005 reflected the twelfth consecutive quarter of positive operating cash flow.

The makeup of our workforce as of December 31, 2005 was 128 people worldwide with 80 in sales, marketing and customer support, 31 in research and development and 17 in general and administrative. The average headcount for the full-year 2005 increased by approximately 32 persons or 40% over the average full-year headcount in 2004

I would now like to make a few comments on the balance sheet. Our net cash balance and working capital balance increased from the prior quarter as a result the Company’s strong operating performance. During the fourth quarter, our net cash balance, total cash less bank borrowings, increased $4.7 million, or 51%, to $14.0 million from $9.3 million at September 30, 2005. Our working capital increased $3.5 million, or 27%, to $16.3 million from $12.8 million at September 30, 2005. Bank borrowings noted on the balance sheet of $3.2 million were borrowed under the line of credit and relate solely to our hedging program. There was no impact on working capital from the hedging program as the additional cash was offset by short-term debt.

During the quarter our Days Sales Outstanding in accounts receivable increased from 59 days at September 30, 2005 to 63 days at the end of the fourth quarter. The increase in DSO is primarily related to the increased volume of revenue recorded in last month of the quarter and was not yet due at the end of the year.

The Company continues to have no term debt. The Company has approximately $300,000, as of December 31, 2005, available for additional borrowings under its line of credit that is secured by its receivables.

Now, I would like to turn the meeting back to Ken.

Comments on 1st Quarter and Full-Year 2006 – Ken Hunt

First, I would like to comment on order backlog for Q1 2006. As of this date, we have firm orders with shipments scheduled for the 1st Quarter of approximately $12.8 million. Any new orders received before quarter’s end and shipped during the quarter would be additive to this number. This backlog shows the strength of our order flow, as it is 20% higher than the backlog going in to Q1 2005. In addition, the backlog is 12% higher than the $11.4 million in revenues reported for Q1 2005.

Today, we are providing guidance for full-year 2006. As in the past, we only comment on annual numbers, not quarterly numbers. We estimate that our full-year revenue will grow 35%-45% in 2006 over 2005. We expect that full-year gross margins will be in the range of 58-63% of revenue. Finally, we are projecting that operating income will be in the range of 13-18% of revenue on a U.S. GAAP basis. Excluding amortization costs and the non-cash costs associated with the Company’s equity and long-term incentive compensation plans, we expect that operating income will be between 15% and 20% on a proforma basis.

In summary, we are very pleased with what we have accomplished in 2005. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements. You can rely on VASCO’s people to do their very best, always!

Q&A Session:

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please re-enter the queue after the answers to your initial questions have been given.

Operator